Exhibit 5.1

December 21, 2012	HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218 FILE NO: 79612.00000008

Board of Directors

AG Mortgage Investment Trust, Inc.

245 Park Avenue, 26th Floor

New York, New York 10167

Re:	Issuance of up to 4,312,500 Shares of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to AG Mortgage Investment Trust, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company to the underwriters pursuant to the underwriting agreement, dated December 20, 2012 (the “Underwriting Agreement”), among the Company and AG REIT Management, LLC, on the one hand, and Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Nomura Securities International, Inc. and Stifel, Nicolaus & Company, Incorporated, as representatives of the several underwriters named in Schedule A to the Underwriting Agreement (the “Underwriters”), on the other, of up to 4,312,500 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) (including up to 562,500 shares subject to the Underwriters’ 30-day option to purchase additional shares of Common Stock) (the “Shares”), to be issued by the Company in an underwritten public offering. The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-182671), as filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), on July 13, 2012 and declared effective by the Commission on July 20, 2012 (the “Registration Statement”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.        The Articles of Amendment and Restatement of the Company’s Articles of Incorporation, as amended, as certified by the State Department of Assessments and Taxation of the state of Maryland (the “SDAT”) on December 19, 2012 and by the Secretary of the Company on the date hereof;

2.         The Articles Supplementary classifying and designating shares of the 8.25% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company, as filed with the SDAT on July 31, 2012, as certified by the SDAT on December 19, 2012 and by the Secretary of the Company on the date hereof;

Board of Directors

AG Mortgage Investment Trust, Inc.

December 21, 2012

3.        The Articles Supplementary classifying and designating shares of the 8.00% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the Company, as filed with the SDAT on September 21, 2012, as certified by the SDAT on December 19, 2012 and by the Secretary of the Company on the date hereof (together with 1 and 2, above, the “Charter”);

4.        The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof;

5.        Resolutions (the “Resolutions”) adopted by the Board of Directors (the “Board of Directors”) of the Company on December 18, 2012, authorizing the issuance and sale of the Shares, and resolutions of the Pricing Committee of the Board of Directors of the Company, dated December 20, 2012, authorizing, among other things, the issuance and sale of Shares, and the price per share to be paid to the Company by the Underwriters, as certified by the Secretary of the Company on the date hereof;

6.        The certificate of the SDAT as to the due incorporation, existence and good standing of the Company dated December 19, 2012 (the “Good Standing Certificate”);

7.        The Registration Statement;

8.        The preliminary prospectus supplement, dated December 19, 2012, as filed with the Commission on December 20, 2012, pursuant to Rule 424(b) under the 1933 Act, together with the base prospectus, dated July 20, 2012 (the “Base Prospectus”);

9.        The final prospectus supplement, dated December 20, 2012, filed with the Commission on December 21, 2012 pursuant to Rule 424(b) under the 1933 Act, together with the Base Prospectus (collectively, the “Final Prospectus”); and

10.      An executed copy of the Underwriting Agreement.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the genuineness of all signatures and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof upon all parties.

Board of Directors

AG Mortgage Investment Trust, Inc.

December 21, 2012

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1.        The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.        The issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Registration Statement, the Resolutions and the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion with respect to incorporation, existence and good standing of the Company in the State of Maryland is based solely on the Good Standing Certificate.

In expressing the opinions above, we have assumed that the Shares will not be issued in violation of Article VII of the Charter, as amended or supplemented as of the date hereof.

The foregoing opinions are limited to the Maryland General Corporation Law, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or “blue sky”) laws, including the securities laws of the State of Maryland or any federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any provisions other than those set forth in the Maryland General Corporation Law, we do not express any opinion on such matter.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the 1933 Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Final Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Board of Directors

AG Mortgage Investment Trust, Inc.

December 21, 2012

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP